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Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

                                                                  Percentage
                                            Jurisdiction           of Voting
Name of Subsidiary                        of Incorporation        Stock Owned
------------------                        ----------------        -------------
BevCo Sales, Inc.                             Delaware               100%
Everfresh Beverages, Inc.                     Delaware               100%
Faygo Beverages, Inc.                         Michigan               100%
Faygo Sales Company                             Texas                100%
Hayward Enterprises, Inc.                  North Carolina            100%
LaCROIX Beverages, Inc.                       Florida                100%
National Retail Brands, Inc.                  Delaware               100%
NewBevCo, Inc.                                Delaware               100%
PACO, Inc.                                    Delaware               100%
PETCO, Inc.                                   Delaware               100%
Shasta West, Inc.                             Delaware               100%
Shasta Beverages, Inc.                        Delaware               100%
Shasta Beverages International, Inc.          Delaware               100%
Shasta Midwest, Inc.                          Delaware               100%
Shasta Northwest, Inc.                        Delaware               100%
Shasta Sales, Inc.                            Delaware               100%
Shasta Sweetener Corp.                        Delaware               100%
Winnsboro Beverage Packers, Inc.              Delaware               100%





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